Exhibit 99.2

Dear Colleagues,

I am very excited to share some important news with you. As you can see from the attached press release from early this morning, Luminex and Nanoshpere, Inc. entered into a merger agreement for Luminex to acquire Nanosphere in an all-cash transaction. This transaction has the full support of the boards of directors of each company.

For those of you less familiar with Nanosphere, they are a publicly traded molecular diagnostic testing company based outside of Chicago that employs approximately 150 people and sells a market leading product known as the Verigene® System. We are excited about the opportunity to acquire Nanosphere for several reasons. For example, this acquisition will strengthen our position in the Molecular Diagnostic area, particularly with respect to our sample-to-answer offerings, and will give us a significant opportunity in the Microbiology market.

Today’s announcement is just the first step in the acquisition process. We will soon launch a tender offer for the shares of Nanoshpere, and the transaction must obtain the approval of Nanosphere’s stockhoders. We anticipate completing this process and closing the transaction in the next 30-45 days.

Until we close the transaction, we must maintain a “business as usual” approach, meaning both companies will continue to operate independently pending the closing.

We will keep everyone updated as we receive more information on the progress of completing this transaction. We appreciate all of your help and continued focus while we move to completing this exciting transaction.

Best regards,

Homi

Important Information for Investors and Stockholders

The tender offer described in this communication has not yet commenced. This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Luminex and its indirect wholly-owned subsidiary, Commodore Acquisition Inc.(“CAI”) intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Nanosphere intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Luminex, CAI, and Nanosphere intend to mail these documents to the Nanosphere common stockholders. Investors and shareholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents, as well as Luminex’s other public filings with the SEC, may be obtained without charge at the SEC’ s website at www.sec.gov and at Luminex’s website at www.luminexcorp.com. The offer to purchase and related materials may also be obtained (when available) for free by contacting Innisfree M&A Incorporated, the information agent for the tender offer, at 501 Madison Avenue New York, New York 10022.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including statements regarding the proposed transaction between Luminex and Nanosphere, Luminex’s and Nanosphere’ financial results and estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in biological testing technologies in the clinical diagnostic and life science industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Luminex’s current expectations, estimates, forecasts and projections about the proposed transaction and the operating environment, economies and markets in which Luminex and Nanosphere operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on Luminex’s and Nanosphere’ perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, Luminex and Nanosphere have made assumptions with respect to the ability of Luminex and Nanosphere to achieve expected synergies and the timing of same, the ability of Luminex and Nanosphere to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of Luminex and Nanosphere to protect their intellectual property, future capital expenditures, including the amount and nature thereof, trends and developments in the clinical diagnostic and life science industries, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results for Luminex being similar to historical results, expectations related to future general economic and market conditions and other matters. Luminex’s and Nanosphere’ beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. Luminex’s beliefs and assumptions may prove to be inaccurate and consequently Luminex’s actual results could differ materially from the expectations set out herein.

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